Exhibit 10.5
FORM OF ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement’) is made and entered into as of the 27th day of July, 2021 (the “Effective Date”) by and among GrowGeneration Michigan Corp., a Delaware corporation (“Buyer”), GrowGeneration Corp., a Colorado Corporation (“Issuer”), HGS Southfield, LLC, a Michigan limited liability company (“Seller”), Tony Allos (“Tony”) and Rocky Shaeena (“Rocky”) (each of Tony and Rocky individually being a “Principal” and collectively, the “Principals”).

R E C I T A L S

A.Seller is a limited liability company doing business as “HGS Hydro” and/or “Powered by HGS Hydro” including without limitation the business operated by Seller at 26068 W. 12 Mile Road, Southfield, MI 48034 (the “Business”).

B.The Business operates a hydroponics and gardening business.

C.Subject to the terms and conditions of this Agreement, Buyer is willing to purchase, and Seller is willing to sell, certain of the assets, rights and properties of the Business.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.DEFINITIONS. For the purposes of this Agreement, the terms set forth below shall have the following meanings:

1.1“Acquired Contracts” means all right, title, and interest in and to all of the contracts of Sellers, other than the Excluded Contracts. For avoidance of doubt, Acquired Contracts shall include any agreements listed on Schedule 2.2(c) with unpaid balances at Closing.

1.2“Additional Consideration” means such number of the shares of Issuer’s restricted common stock equal to $0 at a price per share that is the lower of (i) the 90-day “VWAP” on the Effective Date or (ii) the price per share at the end of the day prior to Closing; which Additional Consideration Seller hereby agrees to assign to Principals under separate agreement.

1.3“Affiliate” means, with respect to any specified Person at any time, each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of

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the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.4“Assets” shall be as defined in Section 2.1.

1.5“Cash” means all cash, cash equivalents (including marketable securities and short term investments), cash deposits (including any bank deposits in transit) of the Seller, determined in accordance with GAAP, less (i) any outstanding checks delivered by the Seller to any third party that have not been cashed as of the Closing Date and (ii) any customer deposits and restricted cash, including any restricted cash held in reserve pursuant to any letter of credit or held in escrow to guaranty any obligations of the Seller.

1.6“Cash Amount” means all Cash of the Seller as of immediately prior to the Closing Date.

1.7“Closing” shall be as defined in Section 2.7.
1.8“Closing Shares” shall mean such number of the shares of Issuer’s restricted common stock equal to $847,674 at a per share that is the lower of (i) the 90-day “VWAP” on the Effective Date or (ii) the price per share at the end of the day prior to Closing.
1.9“Code” means the Internal Revenue Code of 1986, as amended.

1.10“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

1.11“EIDL Lender” means The Small Business Administration, an Agency of the U.S. Government.

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1.12“EIDL Loan” means a loan pursuant to the Covid-19 Economic Injury Disaster Loan, under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

1.13“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, cafeteria plan benefits, dependent care benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

1.14 “Excluded Contract” means all the contracts of Sellers which are listed in Schedule 3.10(b).

1.15“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Sellers.
1.17“Excluded Tax Liability” means: (i) Taxes of the Seller and its owners with respect to any taxable period; (ii) all Taxes related to or arising from the transactions contemplated under this Agreement or any other related agreement (other than the portion of Transfer Taxes for which Buyer is liable pursuant to Section 2.2.2); (iii) all Taxes that are the responsibility of Seller pursuant to Section 9.17; (iv) all Taxes asserted against the Assets or the Business for any Pre-Closing Period; and (v) all Taxes of another person with respect to the Assets or Business imposed on Seller as a transferee or successor, by contract, pursuant to any law, under Treasury Regulations 1.1502-6 or any similar provision of state, local or non-U.S. laws, or otherwise.
1.18“Fundamental Representation” means any representation or warranty set forth in Sections 3.1 (Organization; Authority; No Violation of Other Instruments.), 3.2 (Capitalization; Subsidiaries), 3.3 (Ownership and Delivery of Assets), 3.5 (Compliance with Laws), 3.13 (Intellectual Property), 3.17 (Environmental Matters), 3.20 (Accredited Investor), and 3.28 (Brokers and Finders).
1.19“Funds Flow” means that certain flow of funds dated as of the Closing Date by and between Seller, Principals, Buyer and Issuer setting forth the payments (including

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payment for any security deposit held by a landlord under an acquired lease and other closing date prorations) to be made by Buyer or Issuer, as applicable, at Closing, in such form and substance as reasonably acceptable to the Parties and attached hereto as Exhibit J.

1.20“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

1.21“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

1.22“Indebtedness” means the principal amount, plus any related accrued and unpaid interest, fees, premiums, penalties and costs, and other amounts payable (including rental payments), with respect to: (a) all indebtedness for borrowed money (including all outstanding amounts under notes, bonds, debentures, mortgages and similar instruments), (b) owed under a credit facility, (c) evidenced by any note, debenture or other debt security, (d) obligations in respect of capitalized leases, (e) obligations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and not more than 90 days overdue, including without limitation earn out or other contingent payment liabilities of the Seller, (f) the face amount of all letters of credit issued for the account of the Seller and, without duplication, all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments for which the Seller is liable, (g) amounts payable or otherwise due to any Affiliate of the Seller, in each case, as of such date, (h) obligations in respect of any accrued interest, prepayment penalties, interest rate swap breakage costs, make-whole premiums or penalties and all costs and expenses associated with the repayment of any of the foregoing, (i) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Seller (even though the rights and remedies of the Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (j) the principal balance outstanding under any synthetic lease, off balance sheet loan or similar off balance sheet financing product or (k) all direct or indirect liability, contingent or otherwise, of the Seller with respect to any other Indebtedness of another Person if the primary purpose or intent of incurring such Indebtedness, or the primary effect thereof, is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged.

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1.23“Intellectual Property” shall mean all intellectual property rights including without limitation:
1.23.1patents, patent applications, inventions, invention disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;
1.23.2trademarks, service marks, trade dress, Internet domain names, social media accounts, logos, trade names and corporate names and registrations and applications for registration thereof;
1.23.3copyrights and registrations and applications for registration thereof including without limitation works of authorship, website and social media content, packaging, and any other promotional and advertising materials;
1.23.4mask works and registrations and applications for registration thereof;
1.23.5computer software, (including all related code), interfaces, applications, data, databases and related documentation;
1.23.6trade secrets and confidential business information (such as formulations, recipes, and other confidential information), know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;
1.23.7other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions);
1.23.8all goodwill represented by and/or associated with any of the foregoing; and
1.23.9all copies and tangible embodiments of any of the foregoing.

1.24“Internal Systems” shall mean the internal information technology (IT) systems of the Seller that are used in the operation of the Business, including without limitation computer hardware systems and all equipment associated therewith, software applications, interfaces, databases and embedded systems.

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1.25“Liens” shall mean all liens, charges, easements, security interests, mortgages, conditional sale contracts, equities, rights of way, restrictions, title defects, objections, claims or other encumbrances.

1.26“Material Adverse Effect” shall mean an event which has a material adverse effect on the condition, financial or otherwise, of the Assets, Business, prospects or results of operations of the Business.
1.27“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), fertilizers, solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
1.28“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Seller as of the Most Recent Balance Sheet Date.
1.29“Most Recent Balance Sheet Date” shall mean June 30, 2021 at the Effective Date and the last day of the month immediately preceding the Closing Date at Closing.

1.30“Obsolete Inventory” means any inventory on hand at the Closing that has not sold within the preceding twelve months from the Closing Date.

1.31“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Authority (including those issued or required under any Environmental Law, those relating to the purchase, possession, use or sale of any of the Assets, or the occupancy or use of owned or leased real property).

1.32“Permitted Liens” means (i) statutory Liens for Taxes reflected on the financial statements and that are not yet due and payable or are being contested in good faith and for which adequate reserves have been made with respect thereto, which are not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business securing amounts that are not delinquent; (iii) Liens relating to Indebtedness which will be repaid at Closing in full and released; (iv) statutory Liens of landlords with respect to any premise leased pursuant to any lease arising or incurred in the ordinary course of business; and (v) easements, rights of way, zoning ordinances and other similar encumbrances affecting premises subject to each

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lease which do not, individually or in the aggregate, prohibit, or interfere in any material respect with, the current operation of the Business.

1.33“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
1.34“PPP Forgivable Uses” means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act and otherwise in compliance with all other provisions or requirements of the CARES Act applicable in order for such PPP Loan to be eligible for forgiveness.
1.35“PPP Lender” means TCF Bank.

1.36“PPP Loans” means any and all Paycheck Protection Program loans under the Small Business Administration 7(a) loan program received by the Seller in connection with the CARES Act, as supplemented by the Paycheck Protection Program and Health Care Enhancement (PPPHCE) Act.
1.37“PPP Loan Escrow Agreement” means the escrow agreement by and between the PPP Lender and the Seller, in the form provided by Seller to Buyer.

1.38“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date.

1.39“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:

1.39.1arising out of or relating to Excluded Assets, including without limitation Excluded Contracts, whether arising prior to or after the Closing;

1.39.2arising out of or attributable to any Excluded Tax Liability;

1.39.3for Seller Transaction Expenses (other than the portion of Transfer Taxes for which Buyer is liable pursuant to Section 2.2.2 as detailed herein);

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1.39.4arising prior to the Closing under the Acquired Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Acquired Contract;

1.39.5arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation, any judgment, decree or order of any Governmental Authority, or any Permit or that give rise to liabilities or obligations with respect to materials of environmental concern;

1.39.6for any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, deferred compensation, severance, retention, termination or other payments to any present or former employees, officers, directors, managers, retirees, independent contractors or consultants of Seller, including any liabilities of any Seller for employer FICA and unemployment taxes incurred and any liabilities for federal or state income tax and FICA taxes of employees of Seller which the Seller is legally obligated to withhold, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Seller Plan established or maintained by the Seller;

1.39.7for payment of all bonuses for employees as of the Closing, where such Retained Liability shall consist of (i) the pro-rata portion of any annual bonuses due to non-Principal employees during 2021 (equal to the number of days that have transpired in 2021 from January 1 to the date of Closing, divided by 365, with such amount multiplied by the gross amount of annual bonuses due to such employees for fiscal 2021), and (ii) the total amount of any annual bonuses due to the Principals for fiscal year 2021, all as set forth on Schedule 1.39.7;

1.39.8with respect to any insurance policies, to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Sellers or was serving at the request of the Sellers as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);
1.39.9for injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);

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1.39.10for any guarantees (personal or otherwise), whether arising out of an Acquired Contract or otherwise; and

1.39.11for all Indebtedness of Seller, including without limitation all PPP Loans and EIDL Loans.

1.40“Seller’s knowledge” or any other similar knowledge qualification (whether of Seller or the Principals), means the actual knowledge of any of the Principals or managers of Seller after commercially reasonable inquiry of appropriate agents and of those employees of Seller who, by virtue of such employees’ job functions and duties, have or should have knowledge of the matter subject to such inquiry.

1.41“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller, any Subsidiary or any ERISA Affiliate.
1.42“Seller Transaction Expenses” means (i) all of the fees, costs and expenses incurred by Seller, its members or managers or Principals in connection with, in anticipation of or incident to the negotiation, execution, and delivery of this Agreement or any agreements related hereto, or the transactions contemplated hereby or thereby, or in connection with or in anticipation of any alternative transactions with respect to the Seller, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors and all obligations under any engagement letter or other agreement or understanding with any investment bank or broker, (ii) all payments by Seller or Principals to obtain any third party consent required under any Acquired Contract in connection with the consummation of the transactions contemplated by this Agreement, (iii) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement under any Acquired Contract, Excluded Contract or Seller Plan, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and all employer side payroll Taxes and mandatory matching obligations that are payable or incurred by Seller in connection with or as a result of the satisfaction of such obligations, and (iv) 50% of any Transfer Taxes that are the responsibility of the Seller pursuant to Section 2.2.2.
1.43“Shares” means, collectively, the Closing Shares and the Additional Consideration.

1.44“Slow-Moving Inventory” means inventory on hand with respect to any product that (i) is in excess of the average number of units of such product sold during the 12 months prior to the Closing, or (ii) is not used or sold at any of Buyer’s current locations. For avoidance of doubt, Slow-Moving Inventory shall not include any product that has not been on hand for at least twelve months.

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1.45“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
1.46“Target Working Capital Amount” shall be determined by the Parties following the pre-closing physical inventory described in Section 1.50 below.

1.47“Tax” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, escheat, unclaimed property, tax on “global intangible low-taxed income (as defined in Section 951A of the Code), natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, shares, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax, including any interest, penalties or additions to tax or additional amounts in respect thereto, whether disputed or not, and (ii) any liability in respect of any items described in clause (i) immediately foregoing by reason of (A) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of Law or (B) by contract or otherwise, in each case, under clauses (i) or (ii) immediately foregoing regardless of whether affirmatively asserted by a Governmental Authority.

1.48“Tax Return” means any form, return, declaration, report, claim for refund, information return certificate, bill, document, declaration of estimated Taxes, schedule or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.
1.49“Transfer Taxes” means, collectively, all transfer, documentary, sales, use, stamp, registration, conveyance, value added or other similar Taxes or charges (together with any related fee, penalties, interest and additions to such Taxes) arising out of or incurred in connection with, or associated with, this Agreement or the transactions contemplated by this Agreement.
1.50“Working Capital” means as of immediately prior to the Closing Date (a) the current assets (excluding any Cash Amount, any Tax assets, and any Excluded Assets) of the Seller, minus (b) the current liabilities (excluding Seller Transaction Expenses, Tax liabilities, Indebtedness, any intercompany payables and any Retained Liabilities) of the Seller. The calculation of Working Capital shall be prepared in accordance with GAAP. For illustrative purposes, an example calculation of Working Capital is set forth on Exhibit H (the “Working Capital Example”). The parties shall cause a physical

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inventory to be taken, and completed not more than one day before Closing, by individuals designated by Buyer (the “Inventory Team”).
1.51“Working Capital Deficit” means the amount by which the Working Capital is less than the Target Working Capital Amount.
1.52“Working Capital Surplus” means the amount by which the Working Capital is greater than the Target Working Capital Amount.

2.SALE AND PURCHASE OF ASSETS

2.1    Sale of Assets. On the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Seller shall at the Closing, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, rights and properties of any kind owned by the Seller, including without limitation those used in the Business, other than Excluded Assets (as defined below) (collectively, the “Assets”), in each case, free and clear of any and all Liens, other than Permitted Liens, including the Assets detailed below:

2.1.1Inventories. Subject to the immediately following sentence and except for Obsolete Inventory, all inventories of, finished goods, inventory for resale, supplies and repair materials of Seller (taken as a whole), as of the Closing Date (the “Inventory”) it being expressly agreed that all Obsolete Inventory will not be included in the Assets and will constitute Excluded Assets. In addition, Assets shall include Seller’s Slow-Moving Inventory, provided that, for purposes of calculating the Asset Purchase Price, any Slow-Moving Inventory included in the Assets will be valued at sixty percent (60%) of the applicable Seller’s actual cost. A summary of such Slow-Moving Inventory on hand as of July 16, 2021 is attached hereto as Schedule 2.1.1. For clarity, it is expressly agreed by the Parties that Seller has the right to keep all Obsolete Inventory, all of which shall constitute Excluded Assets.

2.1.2Fixed Assets and Tangible Personal Property. All fixed assets and tangible personal property of the Business (other than the Excluded Assets enumerated in Section 2.5) as it relates to this transaction, including all equipment, supplies, furniture, fixtures, hardware. A list of such fixed assets and tangible personal property is attached hereto as Schedule 2.1.2.

2.1.3Intangible Personal Property. All intangible property of the Seller as of the Closing (collectively, “Intangible Assets”) including without limitation, goodwill, software including all object and source code, data and databases, confidential and proprietary information including without limitation customer lists, customer files, customer records, vendor lists, files and records, trade and other association

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memberships, if any and to the extent transferable. A detailed list of such assets is attached hereto as Schedule 2.1.3.

2.1.4Contracts. All rights in and to all Acquired Contracts.
2.1.5Intellectual Property. Any and all Intellectual Property (i) owned or purported to be owned by Seller or that is licensed by Seller pursuant to any Acquired Contract; and (ii) owned by any of the Principals, if any, that is held for use in or used in the Business (the “Acquired IP”). The Acquired IP shall include, without limitation, the Intellectual Property identified in Schedule 3.13 and any Acquired IP that is identified in Schedule 2.1.3. In the event of any such Intellectual Property owned by Principals, Principals shall, for the consideration set forth herein, at the Closing, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Principals, all such Intellectual Property related to the Business and held in the name of the Principals.

2.2    Asset Purchase Price. Subject to the terms and conditions of this Agreement, and in full consideration for the transfer of such Assets at Closing, the aggregate purchase price (the “Purchase Price”) shall be: (a) the actual cost of Seller’s inventory minus Obsolete Inventory and including Slow-Moving Inventory to the extent determined according to Section 2.1.1, which is estimated to be $943,655; plus (b) the sum of $86,860 for Seller’s fixed assets; plus (c) the amounts shown on Schedule 2.2(c) (which shall be updated to reflect actual outstanding out-of-pocket costs of Seller at Closing); plus (d) $2,966,857 in cash; ((a), (b), (c) and (d) together, the “Cash Purchase Price”); plus (e) the Closing Shares; plus (f) the Additional Consideration. The Purchase Price shall also be subject to any and all adjustments, if any, pursuant to Article 8.

2.2.1 Subject to the terms and conditions set forth herein, at the Closing:

    (a)    Buyer shall pay to the applicable obligees thereof, on behalf of the Seller and for Seller’s account, as a deduction from the Cash Purchase Price, the aggregate amount of Indebtedness outstanding as of the Closing and Seller Transaction Expenses, in each case as set forth on the Estimated Closing Statement;

    (b)    Buyer shall deduct from the Cash Purchase Price and deposit with an escrow agent designated by Buyer (the “Escrow Agent”), an amount equal to $84,770 (the “Adjustment Escrow Amount”), and such funds plus all income accrued thereon (the “Adjustment Escrow Fund”) shall be maintained by Escrow Agent to secure Seller’s obligations under Section 2.3 of this Agreement and shall be administered and payable in accordance with an escrow agreement by and among the Seller, Buyer and Escrow Agent in a form satisfactory to Buyer (the “Escrow Agreement”);

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    (c)    Buyer shall deduct from the Cash Purchase Price the amount required by the PPP Lender and deposit the same in accordance with the PPP Loan Escrow Agreement; and

    (d)    Buyer shall pay to Seller the Estimated Closing Amount (as defined in Section 2.3.1 below).

2.2.2 Transfer Taxes. Buyer and Seller shall each pay 50% of any Transfer Taxes that may become payable in connection with the sale of the Assets to Buyer. Buyer shall timely file or cause to be timely filed all necessary tax returns with respect to Transfer Taxes, and the Seller will cooperate in filing such tax returns and reducing or eliminating such Transfer Taxes. The Seller shall pay 50% of the amount due with respect to such Tax Return to the Buyer no less than three (3) business days prior to the due date for filing thereof. Buyer and Seller will each use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.

2.2.3 Bulk Transfer Laws. The Seller shall indemnify and hold harmless the Buyer against any and all liabilities which may be asserted by any third parties against the Buyer as a result of noncompliance with any applicable bulk transfer statutes should any exist.

2.3    Purchase Price Adjustment.
2.3.1. Estimated Closing Amount. At least three (3) business days before the Closing Date, the Seller shall prepare and deliver to Buyer a schedule (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of Working Capital, Indebtedness and Seller Transaction Expenses as of 12:01 a.m. on the Closing Date, in each case calculated in accordance with GAAP. The “Estimated Closing Amount” shall be (a) Cash Purchase Price, minus (b) the Seller’s good faith estimate of the outstanding amount of all Indebtedness as of immediately prior to the Closing, minus (c) the Seller’s good faith estimate of the Seller Transaction Expenses, minus (d) the Seller’s good faith estimate of the amount by which Working Capital is less than the Target Working Capital Amount, if any, plus (e) the Seller’s good faith estimate of the amount by which Working Capital is greater than the Target Working Capital Amount, if any minus (f) the Adjustment Escrow Amount, minus (g) any amounts shown on Schedule 1.39.7 that are accrued but not yet paid by Seller. The Seller and the Principals shall provide the Buyer and its representatives with reasonable access to the books and records of the Seller and shall cause the personnel of the Seller to reasonably cooperate with the Buyer and its representatives, the foregoing being for the purpose of, and to the extent necessary for, enabling the Buyer to review the Seller’s determination of all amounts and estimates in the Estimated Closing Statement and each component thereof. In the event Buyer disagrees with the Estimated Closing Amount, the Buyer shall (a) promptly notify the Seller in writing of such disagreement, setting forth the basis of such disagreement and (b) specify in reasonable detail the nature of its objections to the Sellers’ estimates. The

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Sellers and the Buyer in good faith shall seek to resolve in writing any objections set forth in the Buyer’s notice of disagreement prior to the Closing, and the Sellers shall make such revisions to the disputed items as may be mutually agreed between the Sellers and the Buyer; provided that if and to the extent that the Buyer and the Sellers have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, the parties shall proceed to close based upon the Estimated Closing Statement as prepared by the Sellers (with such modifications as may have been mutually agreed between the Sellers and Buyer prior to the Closing Date) or as otherwise agreed to by the parties before the Closing Date.
2.3.2 Final Closing Statement.
    (a)    On or before the date that is ninety (90) days following the Closing Date, Buyer or its representatives shall prepare a schedule setting forth its determination of Working Capital, Indebtedness and Seller Transaction Expenses (the “Final Closing Statement”) and shall deliver the Final Closing Statement to the Seller. Working Capital shall be determined disregarding any effects on the assets and liabilities of the Seller of (i) purchase accounting adjustments arising from or resulting as a consequence of the consummation of the transactions contemplated hereby or (ii) any cash, cash equivalents, or stock contributed to Seller by Buyer or any of its Affiliates on the Closing Date.
    (b)    Prior to the date which is thirty (30) days after Buyer’s delivery of the Final Closing Statement (the “Protest Date”), the Seller may deliver written notice to Buyer (the “Protest Notice”) setting forth any objections which the Seller may have to the Final Closing Statement. The Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule setting forth the Seller’s determination of Working Capital, Indebtedness and Seller Transaction Expenses. If a Protest Notice is not delivered prior to the Protest Date, the Working Capital, Indebtedness and Seller Transaction Expenses as set forth on the Final Closing Statement shall be final, binding and non-appealable by the Sellers. If a Protest Notice is delivered prior to the Protest Date, any amounts not disputed therein shall be final, binding and non-appealable by the Seller. Upon receipt of the Final Closing Statement, the Seller and its accountants will be given reasonable access upon reasonable notice to the relevant books, records, workpapers and personnel during regular business hours for the purpose of verifying Working Capital, Indebtedness and Seller Transaction Expenses. The parties will thereafter negotiate any objections in the Protest Notice in good faith.
(c)    The “Final Closing Amount” shall be equal to (i) the Cash Purchase Price, minus (ii) the amount of Indebtedness as finally determined pursuant to this Section 2.3, minus (iii) the amount of Seller Transaction Expenses as finally determined pursuant to this Section 2.3.2, plus (iv) the amount, if any, by which the Working Capital as finally determined pursuant to this Section 2.3.2 (the “Final Working Capital”) is greater than the Target Working Capital Amount, minus (v) the amount, if any, by which the Final Working Capital is less than the Target Working Capital Amount, plus (vi)

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Buyer’s Hawthorne Adjustment. Within ten (10) days after the determination of the Final Closing Amount:
    (x)    If the Final Closing Amount is less than the Estimated Closing Amount, then such difference shall be disbursed from the Adjustment Escrow Fund to Buyer; provided, however, that if the amount of the funds in the Adjustment Escrow Fund is less than the amount payable to Buyer under this Section 2.3.2(c)(x), in addition to the payment of the entire Adjustment Escrow Fund to Buyer, Seller and Principals shall be jointly and severally obligated to pay to Buyer an amount equal to the balance of such difference not satisfied from the Adjustment Escrow Fund; or
    (y)    If the Final Closing Amount is greater than the Estimated Closing Amount, Buyer shall pay to Seller an amount equal to such difference.
(d)    Buyer agrees to work with and assist Seller to obtain rebates from Hawthorne Gardening Company (“Hawthorne”) for hitting purchasing targets during the period from October 1, 2020 through September 30, 2021 (the “Hawthorne Rebate”). In the event that Hawthorne fails to deliver all or a portion of the Hawthorne Rebate to Seller on or before December 31, 2021, Buyer agrees to deliver payment to Seller in an amount equal to fifty percent (50%) of the unpaid portion of the Hawthorn Rebate, which shall in no event, however, exceed an agreed cap (aggregated to include the rebates for all of Seller’s Affiliates to be purchased by Buyer on the Closing Date) of $300,000 (“Buyer’s Hawthorne Adjustment”). Such payment, if any, shall be paid at the same time as delivery of the Final Closing Amount. Upon delivery of Buyer’s Hawthorne Adjustment to Seller, Buyer shall thereupon be entitled to reimbursement of fifty percent (50%) of all or any portion of the Hawthorn Rebate thereafter received by Seller or its Affiliates from Hawthorne.
    Within ten (10) days after the determination of the Final Closing Amount, Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent instructing it to distribute all of the funds in the Adjustment Escrow Fund as follows: (A) to Buyer, the amount, if any, payable to Buyer under Section 2.3.2(d)(x), and (B) to Seller, the amount, if any, equal to all of the funds in the Adjustment Escrow Fund minus the amount, if any, payable to Buyer under Section 2.3.2(c)(x).
2.4    Intentionally Omitted.
2.5    Excluded Assets. Notwithstanding any term herein to the contrary, Seller is not selling, assigning, transferring, or delivering to Buyer, and Buyer is not purchasing, accepting, or acquiring from Seller, any assets specifically set forth below (the “Excluded Assets”):
a)all Cash of Seller, certificates of deposits, cash equivalents and bank accounts of the Sellers;

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b)any and all rebates, refunds, awards, credit, or amounts due to Seller for business it conducted prior to the date of Closing;
c)the following vehicles: 2021 Mercedes Benz Station Wagon
    VIN # 4JGFF8HB1MA388266;
d)any and all assets that may not be transferred to Buyer under applicable law;
e)any and all Excluded Contracts;
f)any and all Seller Plans;
g)any non-transferrable Permits;
h)Tax refunds to Seller attributable to Taxes paid by Seller in a Pre-Closing Period;
i)all Excluded Assets listed on Schedule 2.5.
2.6    Liabilities. Upon and subject to the terms and conditions of this Agreement, from and after the Closing the Buyer shall assume and become responsible solely for the obligations and liabilities under each Acquired Contract occurring from and after the Closing, to the extent that such obligations and liabilities do not arise from any breach, default or violation of such Acquired Contract by the Seller prior to the Closing (“Assumed Liabilities”). All other obligations and liabilities shall remain with and be the obligations and liabilities of the Seller. Notwithstanding the terms of this Section 2.6 or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for the Retained Liabilities.
2.7    Closing.
    2.7.1    Closing Date. Subject to the satisfaction or waiver of the conditions to Closing set forth in Section 5 (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), the closing of the purchase and sale of the Assets (the “Closing”) shall be effected by exchanging true, complete and accurate copies of executed originals via electronic mail at 10:00 a.m. EST on the third Business Day following the satisfaction or waiver by the Party entitled to the benefit thereof of the conditions to Closing set forth in Error! Reference source not found. (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), unless the Parties agree to effect the Closing at any other place, time or date. The date on which the Closing occurs is referred to herein as the “Closing Date” and the effective time at which the Closing occurs shall be 12:01 a.m. EST on the Closing Date.

2.7.2    Seller’s Deliveries at Closing. At the Closing, Seller will deliver or cause to be delivered to Buyer:

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(a)A Bill of Sale in the form attached as Exhibit A-1 and Assignment and Assumption Agreement in the form attached as Exhibit A-2;

(b)A Manager Certificate in the form attached as Exhibit B duly executed by a duly authorized Manager of the Company, dated as of the Closing Date, certifying to the (i) organizational documents of the Seller (including the current limited liability company agreement and all amendments thereto), (ii) a certificate of good standing of the Seller issued by the Secretary of State of its organization within ten (10) days prior to the Closing Date, including a certified certificate of incorporation or comparable organizational document of Seller, (iii) the resolutions adopted by all of the manager(s) and members of the Seller authorizing Seller’s execution of this Agreement and the transactions contemplated hereby, and (iv) the incumbency of the manager of Seller executing this Agreement and the other transaction documents contemplated hereby by or on behalf of the Seller;

(c)Non-Disclosure and Non-Compete Agreements executed by Seller, Principals, and any non-Principal owners of Seller, in the form attached as Exhibit C;

(d)An Assignment of Intangible Assets and Intellectual Property Agreement executed by Seller in the form attached as Exhibit D (the “IP Assignment”);
(e)A countersigned copy of the employment agreements between Buyer and each of the Principals, respectively, in the forms attached hereto as Exhibit E-1, E-2, and E-3 (collectively, the “Employment Agreements”);

(f)a Form W-9 duly executed by Seller;
(g)a clearance certificate or similar document(s) with respect to the relevant state and local tax jurisdictions in which the Seller is conducting the Business or holding any Assets;
(h)an executed payoff letter in a form as is acceptable to the Buyer in its reasonable discretion for all Indebtedness (other than Assumed Indebtedness and for the PPP Loan, but including the EIDL Loan), which include a per diem interest amount and an authorization (upon payment of such Indebtedness) to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable the release of any Liens relating thereto, along with wire transfer instructions for each holder of such Indebtedness;

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(i)a counterpart to the Funds Flow executed by Seller and Principals;
(j)Intentionally omitted;
(k)Intentionally omitted;
(l)An executed Escrow Agreement executed by Seller and Escrow Agent;
(m)A final copy of the Working Capital Example;
(n)Executed copies of all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person listed in Schedule 3.10(c), including without limitation the consent of the landlord under any Lease, which consent shall be obtained at Seller’s sole cost and expense;
(o)The Estimated Closing Statement;
(p)A copy of the fully executed PPP Loan Escrow Agreement by Seller and PPP Lender, and evidence reasonably satisfactory to Buyer that the escrow account for the PPP Loan is fully funded as required under SBA guidance and the PPP Lender has consented to the transactions contemplated by this Agreement;

(q)a non-foreign affidavit dated as of the Closing Date from the Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code (a “FIRPTA Certificate”);

(r)The Financial Statements, to the extent not already provided; and

(s)Such other documents and instruments as may be reasonably requested to effect the transactions contemplated hereby.

Simultaneously with such deliveries, Seller shall use commercially reasonable efforts to take such steps as are necessary to put Buyer in actual possession and control of the Assets at Closing.

2.7.3    Buyer’s Deliveries at Closing. At the Closing, Buyer shall deliver or cause to be delivered to or for the benefit of Seller the following instruments:

(a) A wire transfer to be delivered to Seller in the total amount of the Estimated Closing Amount;

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(b)Resolutions from the Buyer and Issuer authorizing consummation of the transactions contemplated by the Agreement in the form attached as Exhibit G-1 and G-2, respectively;

(c)evidence of book-entry delivery of the Closing Shares and Additional Consideration;

(d)A counterpart signature to each of the Employment Agreements executed by Buyer;
(e)A counterpart signature to the IP Assignment executed by Buyer;
(f)A counterpart signature to the Funds Flow executed by Buyer;

(g)An executed Escrow Agreement executed by Buyer; and
(h)Such other documents and instruments as may be reasonably requested to effect the transactions contemplated hereby.

3.REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS

Subject to the disclosures set forth in the Disclosure Schedules attached hereto, Seller and Principals, jointly and severally, represent and warrant to Buyer and Issuer that the statements contained in this Article 3 are true and correct as of the Effective Date and will be true and correct as of the Closing Date, in each case except to the extent any such representations and warranties are specifically made as of a particular date (in which case such representations and warranties need only be true and correct as of such date):

3.1Organization; Authority; No Violation of Other Instruments.
3.1.1Seller is a limited liability company doing business as “HGS Hydro” and “Powered by HGS Hydro.” Seller is duly organized, validly existing and in good standing under the laws of the state of its formation, and has full power and authority to own, operate or lease the Assets of the Business. The Seller is duly qualified to conduct business under the laws of each jurisdiction in which the nature of the Business or the ownership of the Assets or ownership or leasing of its properties requires such qualification.
3.1.2The execution and delivery of this Agreement and the performance hereunder by Seller have been duly authorized by all necessary actions on the part of Seller and, assuming execution of this Agreement by Buyer and Issuer, this Agreement will constitute a legal, valid and binding obligation of Seller and

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Principals, duly enforceable against Seller and Principals, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

3.2Capitalization; Subsidiaries. All capital and voting interests in the Seller are owned by the Members as shown on Schedule 3.2. The Seller has no subsidiaries or parents.

3.3Ownership and Delivery of Assets. Seller is the true and lawful owner of the Assets and has all necessary power and authority to transfer the Assets to Buyer free and clear of all liens and encumbrances other than Permitted Liens. No other person will have on the Closing Date, any direct or indirect interest in any of the Assets. Upon delivery to Buyer of the Bill of Sale attached as Exhibit A-1, and other instruments of conveyance with respect to the Assets as indicated in Section 2.7.2, Buyer will acquire good and valid title to the Assets free and clear of all Liens other than Permitted Liens. The Assets are sufficient for the conduct of the Seller’s Business as presently conducted and together with the Excluded Assets comprise all of the assets and material rights of Seller currently used in the Business. Each tangible Asset is free from material defects, has been maintained, in all material respects, in ordinary course of Seller’s business, and is in good operating condition and repair (subject to normal wear and tear and routine maintenance) and is suitable for the purposes for which it presently is used.  Except as detailed on Schedule 3.3, the Seller does not own nor has it ever owned any real property or any interest in real property.
3.4Indebtedness. All of the Indebtedness of Seller as of the Effective Date is set forth in Schedule 3.4(a). Except as set forth on Schedule 3.4(b) (the “Assumed Indebtedness”), any and all Indebtedness as of the Closing Date, including Indebtedness in respect of which Liens encumber the Assets, shall be paid off in full or otherwise fully satisfied, before or at the Closing.

3.5Compliance with Law; No Conflicts. The Seller holds and has at all times since inception of the Business held, all licenses, Permits and authorizations necessary for the lawful conduct of the Business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Business or over any part of the Business’ operations, and to Seller’s knowledge, the Business is not in violation thereof. The Seller has not received written notice of violation of any decree, judgment, order, law or regulation of any court or other governmental body. Schedule 3.5 lists all Permits of the Seller, each of which is current and in good standing. The execution, delivery and performance of this Agreement and its Exhibits, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not: (a) conflict with, or result in a breach or violation of the Seller organizational documents or operating agreement; (b) conflict with, or result in a material default (or would

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constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Seller is a party or result in the creation or imposition of any Lien, charge or encumbrance on any of Seller’s properties pursuant to (i) any law or regulation to which the Seller or any of its property or assets are subject, or (ii) any judgment, order or decree to which Seller is bound or any of its property or assets are subject; or (c) violate any law, order, judgment, rule, regulation, decree or ordinance to which Seller is subject, or by which Seller is bound.

3.6Investments in Others. Neither the Seller nor the Principals (nor any of their respective affiliates) operates any part of the Business through any other person or entity. As of the Closing Date, the Seller and its respective Affiliates (including without limitation, Principals) do not own or operate any Competitive Business (as defined below). For purposes of this Agreement, “Competitive Business” means a business that consists of the sale of hydroponic equipment and supplies for any market, including without limitation retail, wholesale, e-commerce and commercial sales, or any business that otherwise competes, directly or indirectly, with the Seller’s Business.

3.7Financial Statements; Inventory; PPP Loans; EIDL Loans.

3.7.1Schedule 3.7.1 attaches or will attach audited consolidated financial statements of the Seller for each of 2019 and 2020 (the “Audited Financial Statements” to be attached at Closing), the Most Recent Balance Sheet (for the Effective Date and the Closing Date), and the unaudited consolidated financial statements of the Seller for the first quarter of 2021 (on the Effective Date), and for any additional completed quarter of 2021 at the time of Closing (the “Interim Financial Statements” and together with the Audited Financial Statements and the Most Recent Balance Sheets, the “Financial Statements”). For the avoidance of doubt, Schedule 3.7.1 will be updated to attach Financial Statements received after the Effective Date. The books and records of the Seller accurately reflect, in all material respects, the assets, liabilities, business, financial condition and results of operations of the Seller. The Financial Statements are consistent with the books and records of the Sellers, and accurately present the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated.
3.7.2Other than Obsolete Inventory or Slow-Moving Inventory, all Inventory of the Sellers, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of Seller’s business, except for obsolete items and items of below-standard quality which have been written-off or written-down to net realizable value on the Financial Statements.

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3.7.3Schedule 3.7.3 sets forth a complete and correct list of all outstanding PPP Loans and EIDL Loans for the Seller, as well as the outstanding balance thereof, as of the most recent date for which balances were available, and the status of any requests for forgiveness of such PPP Loans. The Seller has provided to the Buyer true, complete and correct copies of the Buyer’s application for the PPP Loans and EIDL Loans, and all information submitted to the PPP Lender and EIDL Lender in support thereof. To its Knowledge in good faith, Seller meets the eligibility requirements for application and receipt of the PPP Loan and EIDL Loan and is otherwise in compliance in all material respects with the CARES Act with respect to the same. Seller has used 100% of the proceeds of such PPP Loan solely for PPP Forgivable Uses, and has used the EIDL Loan solely for permitted purposes under the Covid-19 Economic Injury Disaster Loan terms pursuant to the CARES Act.
3.7.4The Seller has completed an application for the forgiveness of the PPP Loan reflecting that the Seller has used 100% of the proceeds of the PPP Loan for PPP Forgivable Uses, which application has been submitted, together with any and all required supporting documentation (collectively, with such application, a “Forgiveness Application”), to the PPP Lender and the PPP Lender has not rejected and has accepted the Forgiveness Application. Without limiting the foregoing, except for the consent of the PPP Lender, no other consent is required to be obtained from the PPP Lender and the Small Business Administration with respect to the PPP Loan in connection with the consummation of the transactions contemplated hereunder, and no default, event of default or similar condition that gives the PPP Lender or the Small Business Administration the right to accelerate the PPP Loan or reject the eligibility of all or a portion of the PPP Loan for forgiveness. The Seller is responsible for making its own independent judgment with respect to the PPP Loan and the process leading thereto and all considerations thereafter, including with respect to any application for forgiveness of the PPP Loan, and has not relied on Buyer or any of its respective Affiliates with respect to the PPP Loan and the process leading thereto and all considerations thereafter, including with respect to any application for forgiveness of the PPP Loan, and acknowledges and agrees that the Buyer and its Affiliates have not rendered services, or provided any advice, of any nature in connection with the PPP Loan, the CARES Act or the process leading thereto, any application for forgiveness or otherwise (and will not make any claim that any Buyer or any Affiliates thereof have rendered any such services or provided such advice).
3.7.5Without limiting the foregoing, except for the consent of the EIDL Lender, no other consent is required to be obtained from the EIDL Lender and the Small Business Administration with respect to the EIDL Loan in connection with the consummation of the transactions contemplated hereunder, and no default,

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event of default or similar condition that gives the EIDL Lender or the Small Business Administration the right to accelerate the EIDL Loan. The Seller is responsible for making its own independent judgment with respect to the EIDL Loan and the process leading thereto and all considerations thereafter, and has not relied on Buyer or any of its respective Affiliates with respect to the EIDL Loan and the process leading thereto and all considerations thereafter, and acknowledges and agrees that the Buyer and its Affiliates have not rendered services, or provided any advice, of any nature in connection with the EIDL Loan, the CARES Act or the process leading thereto (and will not make any claim that any Buyer or any Affiliates thereof have rendered any such services or provided such advice).

3.8Absence of Undisclosed Liabilities. The Business does not have any Indebtedness or liabilities (fixed or contingent, known or unknown, accrued or unaccrued) other than those enumerated in the Financial Statements.

3.9Taxes. Seller is a limited liability company which is classified for U.S. federal, State and local income tax purposes as an S corporation. Seller has prepared and timely filed all Tax Returns required to be filed by it with respect to the Business and Assets, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate. All Taxes with respect to the Assets or Business due and payable by the Seller or its owners (whether or not shown or required to be shown on any Tax Return) have been timely paid, with or without permitted extensions of time to file any Tax Return. The Seller has or will have withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Schedule 3.9 attached hereto sets forth each jurisdiction in which Seller or its owners has filed, or will file for the current period, Tax Returns that relate to the Assets or the Business. There is no proceeding pending or, to Seller’s knowledge, threatened with respect to any Taxes for which the Seller or its owners have or may have any liability. The Seller (or its Members and/or Managers on behalf of Seller) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the Assets. The Seller (i) is not a party to any Tax sharing, Tax allocation, Tax indemnity or similar contract other than any such contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes, (ii) has never been a member of an affiliated, consolidated, combined, or unitary group and (iii) has no liability for the Taxes of any other Person. In accordance with and to the extent required by applicable law, the Seller has properly (x) collected and remitted all sales and similar Taxes with respect to sales made to its customers and (y) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, obtained, filed or delivered, as the case may be, valid sales and other transfer tax exemption certificates for all transactions in which the Seller or any customer of the Seller has relied on

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such certificates for exemption from sales or similar transfer taxes; and each such exemption certificate was correct and complete in all material respects at the time of the applicable sale or other transfer. The Seller (or its Members and/or Managers behalf of Seller) are not currently the beneficiary of any extension of time within which to file any Tax Return. There have never been any claims by any Governmental Authority in a jurisdiction where the Seller or its owners do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. Seller or its owners are not a “foreign person” within the meaning of Section 1445 of the Code. The Seller or its owners are not subject to any private ruling of the Internal Revenue Service or comparable ruling of another Governmental Authority. The Assets do not include any stock or other equity interests in any Person. No power of attorney that is currently in effect has been granted by the Seller that will remain in effect after the Closing (other than powers of attorney granted to a payroll provider). None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Assets is (i) required to be treated as owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(g)(1)(A) of the Internal Revenue Code of 1954, as amended, or (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, or (iv) subject to any long term contract within the meaning of Code Section 460. The Seller is not currently, and has not been, a party to any “listed transaction” or “reportable transaction” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations (as modified by published IRS guidance).

3.10Contracts. The Seller has delivered to the Buyer a complete and accurate copy of all “Acquired Contracts” and “Excluded Contracts,” which together constitute all contracts to which Seller is a party, and listed the same in Schedules 3.10(a) and 3.10(b), respectively, showing for each, the names of the parties, the name of the contract and the effective date of the same. With respect to each Acquired Contract and Excluded Contract: (i) the agreement is legal, valid, binding and enforceable against the Seller and to Seller’s knowledge the other party or parties thereto and in full force and effect; (ii) each Acquired Contract is assignable by Seller to the Buyer without the consent or approval of the counterparty(ies) thereto or any other third party or Governmental Authority (except as specified in Schedule 3.10(c)); and (iii) neither the Seller nor, to Seller’s knowledge, any other party to each Acquired Contract or Excluded Contract, is in breach or violation of, or default under, any such Acquired Contract or Excluded Contract, and no event has occurred, is pending or, to the Seller’s knowledge is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to Seller’s knowledge, any other party under such Acquired Contract or Excluded Contract.
3.11Customers and Suppliers. Schedule 3.11 sets forth a list of (a) Seller’s top twenty customers based on the revenues derived from customers during the 12-month period immediately prior to the Effective Date and the amount of revenues accounted for by each such customer during such period (each a “Material Customer” and collectively, the “Material Customers”), and (b) each supplier that is Seller’s sole and exclusive supplier of any material product or service supplied to Seller, as well as Seller’s top twenty suppliers based on the

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payments made to such suppliers during the 12-month period immediately prior to the Effective Date and the amount of payments made to each such supplier during such period (each a “Material Supplier” and collectively, the “Material Suppliers”). No such Material Customer or Material Supplier has provided Seller with written notice (or to Seller’s knowledge, oral notice) within the past year that it will stop, or decrease the rate of, buying or supplying products or services to or from Seller. In the past year, there has not been any (x) loss of a Material Supplier or Material Customer, or (y) to the Seller’s knowledge, indication from any Material Supplier or Material Customer that it intends to (i) materially reduce the level of business which it does with Seller, (ii) amend the material terms of any agreement between such supplier or customer and Seller, or (iii) terminate or not renew any Contract it may have with Seller.

3.12Warranties. No product or service sold or delivered by Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity.
3.13Intellectual Property.
3.13.1Schedule 3.13.1 lists all material Intellectual Property owned or purported to be owned by Seller and identifies all applications or registrations therefor including without limitation all patents, patent applications, material unregistered copyrights, copyright registrations or applications therefor, mask work registrations or applications therefor, common law trademarks and service marks, registrations and applications for trademarks and service marks, domain name registrations, and social media accounts for Seller. Such Schedule also provides, where applicable, the specific owner of record for each item, the current status, the jurisdiction, and deadlines associated with maintenance or prosecution coming due in the next 6 months.

3.13.2The Seller owns or has the right to use all Intellectual Property necessary to operate the Business (the “Seller IP”) and all such ownership or rights (in the case of licensed Intellectual Property) in the Seller IP is included in the Assets. The Seller has taken reasonable measures to maintain in confidence all trade secrets and confidential information, that it owns or uses and is in compliance with any non-disclosure or similar contracts that it has entered into. No other person or entity has any rights to any of the Intellectual Property owned or purported to be owned by the Seller (except pursuant to agreements or licenses specified in Schedule 3.13.4), and, to Seller’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property owned or purported to be owned by the Seller.
3.13.3Neither the operation of the Business nor any of the Intellectual Property owned by or purported to be owned by the Seller, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a

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misappropriation of, any Intellectual Property rights of any person or entity. Schedule 3.13.3 lists any written complaint, claim or notice, or written threat thereof, received by the Seller in the past three (3) years alleging any infringement, violation or misappropriation of any Intellectual Property rights of any person or entity by the Seller.

3.13.4Schedule 3.13.4 identifies each license or other agreement pursuant to which the Seller has granted a right to any third party, including license, sublicense, distribution, or other rights to any third party with respect to, any of the Seller IP. Except as explicitly identified in Schedule 3.13.4, the Seller has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights.
3.13.5Other than off the shelf software programs licensed by the Seller pursuant to “shrink wrap” or “click-through” licenses, Schedule 3.13.5 identifies each item of Intellectual Property used or held for use by the Seller that is owned by a party other than the Seller, and the license or agreement pursuant to which Seller uses it. The Seller does not own any proprietary software.
3.13.6All of the Intellectual Property owned or purported to be owned by Seller has been created by (i) employees of the Seller within the scope of their employment by the Seller and either governed by the doctrine of work-for-hire or expressly assigned to Seller in a written and enforceable assignment; or (ii) independent contractors of the Seller who have executed written and enforceable agreements providing a present assignment of all right, title and interest in such Intellectual Property to the Seller. No party other than the Seller owns any of the Intellectual Property owned or purported to be owned by Seller. No person owns any of the Seller IP except for Seller.
3.13.7In connection with any collection or use of personally identifiable information from third parties, which is described on Schedule 3.13.7, the Seller has complied with (i) all applicable laws in all relevant jurisdictions including without limitation all laws relating to privacy and data protection; (ii) all industry guidance and best practices, and (ii) its publicly available privacy policy relating to the collection, storage, use and transfer of all personally identifiable information collected by the Seller. There have been no security incidents related to any personally identifiable information collected or held by Seller including without limitation any actual or suspected unauthorized access to or use of any of Seller’s Internal Systems or any personally identifiable information held by Seller.

3.14Absence of Certain Changes or Events. Since December 31, 2020, there have been no events or changes giving rise to a Material Adverse Effect and Seller has operated the Business

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in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.14, since December 31, 2020:

    (a) Seller has not entered into any contract involving more than $10,000 in payments to or from Seller in any given calendar year, or any contract outside the ordinary course of business, or ordered Inventory outside of the ordinary course of business,

    (b) No party (including Seller) has terminated, cancelled, or amended, modified or accelerated any Acquired Contract,

    (c) Seller has not imposed or become subject to any Liens upon any of its assets or property, other than Permitted Liens,

(d) Seller has not created, incurred, assumed, or guaranteed any Indebtedness,

    (e) Seller has not sold leased, transferred, or assigned any of its material assets, other than sales of inventory in the ordinary course of business,

    (f) Seller has not made any material change in accounting policies, principles, or methodologies or in the manner Seller keeps its books and records or any change by Seller of its current practices with regard to accounting for sales, receivables, payables, or accrued expenses (including any change in depreciation or amortization policies or rates),

    (g) Seller has not failed to pay and discharge any current liabilities or agree with any party to extend the payment of any current liabilities,

    (h) Seller has not, other than with respect to this Agreement, sold, assigned, transferred, leased, licensed, or otherwise disposed of, or agreed to sell, assign, transfer, lease, license, or otherwise dispose of, any asset or property having a value in excess of $10,000 individually, or $25,000 in the aggregate,

    (i) Seller has not made any capital expenditure or commitment for additions to property and equipment or intangible capital assets in excess of $25,000, individually, or $50,000 in the aggregate,

    (j) Seller has not (i) increased the base salary, annual bonus, benefits or any other form of compensation payable to any of the Seller's Employees or (ii) entered into, adopted or, except as and to the extent required by applicable Law, amended any Seller Plan,

    (k) Seller has not entered into any collective bargaining agreement or relationship with any labor organization, and

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    (l) Seller has not authorized or entered into any contract to do any of the foregoing.

3.15Litigation. Except as set forth on Schedule 3.15, Seller is not a party to any pending or, to the knowledge of Seller, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other Governmental Authority; nor, to the knowledge of Seller, does any basis exist for any action, suit, proceeding or investigation. The Business and Assets are not subject to any decree, judgment, order, law or regulation of any court or other governmental body. There is no action, proceeding, or investigation pending or threatened, or any basis therefor known to Seller, that questions the validity of the Agreement and Exhibits or the right of Seller and Principals to enter into the Agreement and the Exhibits or to consummate the transactions contemplated by the Agreement and the Exhibits.

3.16Affiliate Transactions. Except as set forth on Schedule 3.16, no officer, employer, director or affiliate of the Seller or Principals (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest) has or has had, directly or indirectly, (i) an economic interest in any person that purchases from or sells or furnishes to, the Seller, any material goods or services, or (ii) a beneficial interest in any Acquired Contract or Excluded Contract to which the Seller is a party or by which its properties or assets are bound.

3.17Environmental Matters.
3.17.1The Seller has complied with all applicable Environmental Laws. There is no pending or, to Seller’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving Seller, any Permits or the Assets.

3.17.2The Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment or from the storage, disposal or handling of any Materials of Environmental Concern.

3.17.3The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Authority entered into in connection with any legal obligation or liability arising under any Environmental Law.

3.17.4The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller.
3.18Real Property Leases. Schedule 3.18 lists all leases and subleases for real property to which Seller is a party (collectively, the “Leases”) and lists the term of each such Lease, any

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extension options, and the rent payable thereunder. The Seller has delivered to the Buyer complete and accurate copies of all Leases. The premises leased by Seller under each such Lease is suitable for use in the ordinary course of business of the Business as currently conducted and, to Seller’s knowledge, is not subject to any material damage (other than ordinary wear and tear). With respect to each Lease: (a) there are no oral agreements, forbearance programs or to Seller’s Knowledge, disputes in effect as to such Lease, in each case between Seller and the counterparty thereto; and (b) to Seller’s knowledge, there is no Lien, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller of the property subject thereto.

3.19Limitations on Transferability. Seller acknowledges that the Shares are being issued pursuant to exemption from registration as securities under applicable federal and state law. Seller covenants that in no event will Seller dispose of any of the Shares (other than pursuant to Rule 144 or any similar or analogous rule) without the prior written consent of Issuer, which shall not unreasonably be withheld, conditioned or delayed. The stock certificate representing the Shares shall display the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

3.20Accredited Investor. Seller hereby warrants that it is an Accredited Investor under the Securities Act of 1933 (the “Act”).
3.21No Registration of Shares. Seller is aware that the Shares have not been registered under the Act, and that the Shares are deemed to constitute “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”). Seller also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s representations contained in this Agreement.

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3.22Purchase for Own Account. As of the Closing, Seller is acquiring the Shares for its own account and has no present intention of distributing or selling the Shares, except as permitted under the Act and applicable state securities laws.
3.23Knowledge and Experience. Seller has sufficient knowledge and experience in business and financial matters to evaluate the Buyer and the Issuer, its existing and proposed activities and the risks and merits of this investment. Seller has the ability to accept the risk inherent in this type of investment.
3.24Adequate Review. Seller hereby represents and warrants to the Issuer and the Buyer that: (i) it has been advised by the Issuer to review the periodic reports, and filings made by the Issuer under the Securities Exchange Act of 1934 together with other public filings the Issuer has made on the SEC EDGAR system; (ii) that all documents, records, and books pertaining to the acquisition of the Shares as may have been requested by the Seller have been made available or delivered to, and have been examined by, the Seller; (iii) it has received all of the information it has requested from Buyer or Issuer that it considers necessary or appropriate for deciding whether to acquire the Shares; (iv) it has had an opportunity to ask questions and receive answers from Buyer and Issuer regarding the Shares; (v) it has not relied upon the Issuer, the Buyer or any of their respective representatives for any such investigation or assessment of risk; and (v) it understands the significant risks of this investment, including but not limited to the fact that the value of the Shares can increase or decrease after the date of issuance.

3.25 Independent Investigation. Seller represents that, except as set forth in this Agreement, no representations or warranties have been made to Seller by the Buyer, the Issuer or any of their respective officers, directors or agents, employees or affiliates of any of them, and that in entering into this transaction, the Seller is not relying upon information other than that contained in this Agreement and the results of its own independent investigation.
3.26Capacity to Protect Own Interests. Seller has the capacity to protect its own interests in connection with the acquisition of the Shares by virtue of its business or financial expertise.
3.27Residence. Seller represents that the office of Seller in which its investment decision was made is located at the address of Seller set forth on the signature page hereto.
3.28Brokers and Finders. The Seller represents that it has not retained any Brokers in connection with the transactions contemplated hereby.
3.29Employees.
3.29.1Schedule 3.29.1 contains a list of all employees of the Seller (the “Seller Employees”), and with respect to each such Seller Employee, the date of hire, position and the annual rate of compensation (including wages, commissions and bonus opportunity); vacation accrued as of a recent date; and service

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credited as of a recent date for purposes of vesting and eligibility to participate under any Seller Plan; and all bonuses and any other amounts to be paid by the Seller at or in connection with the Closing. Schedule 3.29.1 also sets forth the legal employment status of each Seller Employee who is not a U.S. citizen.

3.29.2Each such agreement referenced in the preceding sentence is assignable by the Seller to the Buyer, without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing to the same extent as in effect immediately prior to the Closing. No Seller Employee has been promised, orally or in writing, any increase in compensation, bonus or benefits, and no Seller Employee has indicated to the Seller any dissatisfaction with his or her current compensation level. To the knowledge of the Seller, no Seller Employee has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.

3.29.3Schedule 3.29.3 sets forth a true and complete list of all independent contractors of the Seller, including for each such independent contractor, the contractor’s beginning service date, the beginning and end of any prior terms of service and the current compensation payable to such contractor.

3.29.4Except as set forth in Schedule 3.29.4, the Seller is, and at all times has been, in compliance with all applicable Laws relating to employees and employment matters, including applicable wage and hour Laws, nondiscrimination Laws and immigration Laws. There are no pending, or the knowledge of the Seller, threatened, complaints before any employment standards tribunal or human rights tribunal, court or employment tribunal and there are no pending or threatened workers’ compensation, discrimination or other employee claims. All individuals characterized and treated by the Seller as independent contractors are properly treated as independent contractors under all applicable Laws. The Seller has maintained all records required by applicable Law and good human resources practices regarding the employment of each Seller Employee. The Seller has provided all Seller Employees with all wages, benefits, service payments, per diem, relocation benefits, commissions, equity, stock options, bonuses and incentives and any and all other compensation (in whatever form or nature) which became due and payable through the date of this Agreement and in compliance with all Laws.

3.29.5The Seller is not a party to nor is bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no

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knowledge of any organizational effort made or threatened, either currently or within the past three years, by or on behalf of any labor union with respect to Seller Employees.

3.30Seller Plans.
3.30.1Schedule 3.30.1 contains a complete and accurate list of each Seller Plan. Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, and (iii) all related trust agreements, insurance contracts and summary plan descriptions have been delivered or made available to the Buyer.

3.30.2Each Seller Plan is and at all times has been operated and maintained in material compliance with its terms and the requirements of applicable Law, including the Code and ERISA. With respect to each Seller Plan, as of the Closing Date, all contributions and other payments (including all premiums, employer contributions and employee salary reduction contributions) required to be made to, under or with respect to each Seller Plan for any period ending on the Closing Date will have been made, and there are no pending or, to the Knowledge of the Seller, threatened, Actions with respect to the Seller Plans other than routine claims for benefits. The Buyer shall not be subject to any Liability with respect to a Seller Plan.

3.30.3At no time has the Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), any defined benefit plan subject to the provisions of Section 412 of the Code, any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or any multiple employer plan (as defined in Section 413(c) of the Code).

3.30.4There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any Seller Employee (or to any beneficiary of any such Seller Employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

3.30.5The execution and delivery of this Agreement and performance of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former Seller Employee to severance pay, or a transaction or retention bonus, unemployment compensation or any other payment or additional compensation, (ii) accelerate the time of payment or vesting, or increase the

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amount of compensation due any such employee, officer, director or independent contractor, or (iii) result in any breach or violation of, or a default under, any Seller Plan.

3.31Full Disclosure. The representations and warranties of Seller and Principals contained in this Agreement and the schedules hereto, when read together, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading.

4.REPRESENTATIONS AND WARRANTIES OF BUYER AND ISSUER

Buyer and Issuer hereby jointly and severally represent and warrant to Seller and Principals the following, which are true and correct as of the Effective Date, in each case except to the extent any such representations and warranties are specifically made as of a particular date (in which case such representations and warranties need only be true and correct as of such date):

4.1Corporate Organization and Authority. Buyer and Issuer are Delaware and Colorado Corporations, respectively, duly organized, validly existing, authorized to exercise their respective corporate powers, rights and privileges in Delaware and Colorado, and in good standing in the States of Delaware and Colorado, respectively.

4.2Authorization. All corporate action on the part of Buyer and Issuer, its officers, directors, and stockholders necessary for the authorization, execution, delivery, and performance of all obligations under this Agreement and for the issuance of the Shares has been taken, and this Agreement constitutes a legally binding and valid obligation of Buyer and Issuer, respectively, enforceable in accordance with its terms.

4.3Corporate Power. Buyer and Issuer have all requisite legal and corporate power and authority to execute and deliver this Agreement and Exhibits, to sell and issue the Shares, and to carry out and perform their respective obligations under the terms of the Agreement.

4.4Litigation. There is no action, proceeding, or investigation pending or threatened, or any basis therefor known to Buyer or Issuer, that questions the validity of the Agreement or the right of Buyer or Issuer to enter into the Agreement or to consummate the transactions contemplated hereby. No event has occurred, or circumstances exist that may give rise or serve as a basis for any such action.

4.5Brokers and Finders. Each of the Buyer and Issuer represents that it has not retained a Broker in connection with the transactions contemplated by this Agreement, and Buyer and Issuer shall jointly and severally indemnify, defend and hold Seller harmless from any breach of the representation herein set forth

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4.6No Conflicts. The execution, delivery and performance of this Agreement and its Exhibits, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not: (a) conflict with, or result in a breach or violation of the Buyer or Issuer organizational documents; (b) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Buyer or Issuer is a party or result in the creation or imposition of any lien, charge or encumbrance on any of Buyer’s or Issuer’s properties pursuant to (i) any law or regulation to which the Buyer or Issuer or any of their property is subject, or (ii) any judgment, order or decree to which Buyer or Issuer is bound or any of its property is subject; or (c) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer or Issuer is subject, or by which Buyer or Issuer is bound.

4.7Validity of Shares. As of the Closing, the Shares will be duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable to Seller, free of any liens, claims or other encumbrances, except for restrictions on transfer provided for herein or under the Act, or other applicable securities laws. The sale and issuance of the Shares hereunder is exempt from the registration requirements of the Securities Act and other applicable securities laws.

4.8Sufficient Funds. Buyer will have at the Closing (through existing credit arrangements, capital calls or otherwise) sufficient funds available to pay the Cash Purchase Price.

4.9Independent Investigation. Buyer has had the opportunity to conduct all such due diligence investigation of the Assets, Assumed Contracts and the Assumed Liabilities as Buyer deems necessary or advisable in connection with entering into this Agreement and the other transactions contemplated hereby and have conducted to Buyer’s satisfaction an independent investigation and verification of the current condition and affairs of the Assets, Assumed Contracts and the Assumed Liabilities.

4.10Exclusivity of Representations. The representations and warranties made by Buyer in this Article 4 and in any Exhibit, Schedule or certificate delivered pursuant hereto are the exclusive representations and warranties made by Buyer. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.

5.CLOSING CONDITIONS.
5.1Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing, any of which may be waived only in writing by the Buyer in its sole discretion:
5.1.1Representations and Warranties.

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(a)Each of the Fundamental Representations shall be true and correct in all but de minimis respects on and as of the date hereof and at and as of the Closing as if made on and as of the Closing Date.
(b)Each of the representations and warranties contained in Article 3 (other than the Fundamental Representations), disregarding all materiality, Material Adverse Effect or similar qualifications or exceptions contained therein, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date).
5.1.2Performance of Covenants. Each Principal and the Seller shall have performed in all of the covenants and agreements required to be performed by it under this Agreement prior to or at the Closing, including without limitation all conditions and deliverables listed in Section 2.7.2.
5.1.3No Orders or Proceedings. No order, rule, regulation or law shall have been entered or adopted or be in effect, and no proceeding shall be pending or overtly threatened by or before any Governmental Authority, that could reasonably be expected to enjoin, prevent, restrain or materially delay consummation of any of the transactions contemplated by this Agreement or the agreements contemplated hereby.
5.1.4No Material Adverse Effect. No fact, event, condition or circumstance has occurred or arisen since the date of this Agreement that, individually or in combination with any other facts, events, conditions or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
5.1.5Deliveries by Seller and the Principals. At the Closing, Seller and the Principals shall have delivered or caused to be delivered to Buyer:
(a)a certificate executed and delivered by a manager of the Seller, dated the date of the Closing, stating that the conditions specified in Sections 5.1.1, 5.1.2 and 5.1.4 have been satisfied as of the Closing; and
(b)such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions that are the subject of this Agreement, including, without limitation, (i) an unqualified audit opinion of Seller’s Audited Financial Statements confirming that Seller’s Business (including, for this purpose, that of its

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affiliates also being purchased by Buyer on the Closing Date) generated no less than $5,000,000 in EBITDA during 2020, (ii) Interim Financial Statements confirming that Seller’s Business (including, for this purpose, that of its affiliates also being purchased by Buyer on the Closing Date) generated no less than $5,000,000 in EBITDA during the first half of 2021 and is on track to generate no less than $7,000,000 in EBITDA for fiscal year 2021, as supported by Seller’s books and records, and (iii) such other updated Exhibits and Schedules as provided for herein.
5.1.6 Inventory. The Inventory Team shall have completed a physical inventory and determined the Inventory value, which shall be binding upon the parties, prior to Closing.

All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.

5.2Conditions to Seller’s and Principals’ Obligations. The obligation of Seller and Principals to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing, any of which may be waived only in writing by the Seller and Principals in their sole discretion:

5.2.1Representations and Warranties. Each of the representations and warranties contained in Article 4, disregarding all materiality, Material Adverse Effect or similar qualifications or exceptions contained therein, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date).
5.2.2Performance of Covenants. Buyer shall have performed in all of the covenants and agreements required to be performed by it under this Agreement prior to or at the Closing, including without limitation all conditions and deliverables listed in Section 2.7.3.
5.2.3No Orders or Proceedings. No order, rule, regulation or law shall have been entered or adopted or be in effect, and no proceeding shall be pending or overtly threatened by or before any Governmental Authority, that could reasonably be expected to enjoin, prevent, restrain or materially delay consummation of any of the transactions contemplated by this Agreement or the agreements contemplated hereby.
6.TERMINATION.

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6.1Termination. This Agreement may be terminated at any time prior to the Closing as follows:

6.1.1by the mutual written consent of Buyer and Seller;

6.1.2by Buyer, if (i) a breach or failure to perform any material representation, warranty, covenant or agreement on the part of Seller or any Principal set forth in this Agreement shall have occurred which is not cured within thirty (30) days following Buyer’s written notice to Seller of such breach; and (ii) Buyer is not in material breach of any provision of this Agreement;

6.1.3by the Seller if (i) a breach or failure to perform any material representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement shall have occurred which is not cured within thirty (30) days following the Seller’s written notice to the Buyer of such breach and renders impossible the satisfaction of one or more of the conditions set forth in Section 5.2 and (ii) Seller and Principals are not in material breach of any provision of this Agreement;

6.1.4by either the Buyer or the Seller if the Closing has not occurred on or before the date that is the later of (i) thirty days after the receipt by Buyer of Seller’s Audited Financial Statements, or (ii) sixty days after the Effective Date (collectively, the “Outside Date”), provided that the party seeking to terminate shall not be entitled to terminate pursuant to this Section 6.1.4 if the failure of the Closing to occur was primarily caused by the failure of the Buyer (if it is seeking to terminate) or Seller (if it is seeking to terminate) to perform in any material respect any of the covenants or agreements to be performed by it prior to the Closing; or

6.1.5by either Buyer or the Seller if a Law is enacted, adopted, promulgated or enforced that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any order, law, rule or regulation of any Governmental Authority having competent jurisdiction.

In the event of termination pursuant to this Section 6.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other parties hereto.

6.2Effect of Termination. In the event of termination of this Agreement in accordance with Section 6.1, this Agreement shall immediately terminate and have no further force and effect and there shall be no liability on the part of any Party to any other Party under this Agreement, except that (a) the covenants and agreements set forth in this Section 6.2, the provisions of Article 9 (other than

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Section 9.12) and all definitions herein necessary to interpret any of the foregoing provisions shall remain in full force and effect and survive such termination indefinitely and (b) such termination shall not function as a release of liability for any willful, intentional and material breach by the Seller or any of the Principals of this Agreement prior to such termination.

7.EMPLOYMENT MATTERS.

7.1Independent Contractors and Employees. Effective upon the Closing, Buyer or one of its Affiliates (the “Hiring Entity”) shall offer employment to each of the employees listed in Exhibit I, which may be updated by mutual agreement the parties prior to the Closing Date, at a compensation amount to be determined by Buyer. Such offer of employment shall be conditioned upon each such employee’s successful (as determined by Buyer in accordance with its hiring policies maintained in the ordinary course of its business consistent with past practices) completion of the pre-employment screening required of all of the Hiring Entity’s employees. Any such Employee who accepts the Hiring Entity’s offer of employment described herein and successfully completes the pre-employment screening shall be deemed a “Hired Employee” effective as of the Closing. The Seller shall bear any and all obligations and liabilities under the WARN Act resulting from employment losses.

7.2Liabilities in Respect of Employees. Buyer shall have no liability for Seller’s liabilities in respect of accrued wages (including salaries, bonuses and commissions), severance pay, accrued vacation, sick leave or other benefits, or employee agreements of any type or nature on account of Seller, retention of or termination of independent contractors or employment of or termination of employees, and Seller and the Principals shall indemnify Buyer and Issuer and hold the same harmless against liability arising out of any claims for such pay or benefits or any other claims arising from Seller’s retention of or employment of or termination of such independent contractors or employees.
8.INDEMNITY

8.1Seller’s Indemnity. The Seller and Principals, jointly and severally, shall indemnify and hold harmless Buyer and Issuer, and their respective affiliates, parents, subsidiaries, officers, directors, successors, agents and assigns, from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys’ fees (“Buyer’s Damages”) which arise out of: (i) the breach of any representation or warranty made by Seller and/or Principals pursuant to this Agreement; (ii) the non-performance or breach, partial or total, of (x) any covenant made by Seller and/or Principals pursuant to this Agreement or (y) any of the terms of the Seller’s deliverables in Section 2.7.2; (iii) claims of any type or nature relating to the retention of the Business’ independent contractors or employment of the Business’ employees by Seller or any termination of such independent contractors or

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employees by Seller; (iv) the Retained Liabilities; (v) the ownership or operation of the Assets by Seller or in connection with the Business of Seller, in each case prior to the Closing Date or arising from acts or omissions occurring prior to the Closing Date; (vi) any PPP Loans and/or EIDL Loans; and (vi) Seller’s portion of the Transfer Taxes pursuant to Section 2.2.2. The representations and warranties of Seller herein set forth shall survive for a period of eighteen (18) months following the Closing Date (the “Claims Period”); provided, however, that the Claims Period with respect to any Fundamental Representation or fraud shall be sixty (60) months or the applicable statute of limitations, whichever is longer, and provided further that the Claims Period with respect to Section 3.9 (Taxes) and 9.17 (Tax Matters) shall survive the Closing Date for a period of sixty (60) days after the expiration of the applicable statute of limitations. Buyer shall not be entitled to indemnification pursuant to this Section  with respect to any breach or misrepresentation of any representation or warranty or other indemnification obligation until such time as its respective aggregate right to such indemnification exceeds Twenty-Five Thousand Dollars ($25,000) (it being agreed that in the event such threshold is reached and exceeded, Seller will be liable for losses from the first dollar of such amount).

8.2Buyer’s and Issuer’s Indemnity. Buyer and Issuer shall jointly and severally indemnify and hold harmless Seller from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgment s of every nature, including the costs and expenses associated therewith and reasonable attorneys’ fees (“Seller’s Damages”), which arise out of: (i) the breach by Buyer or Issuer of any representation or warranty made by Buyer or Issuer pursuant to this Agreement, (ii) the non-performance, partial or total, of any covenant made by Buyer or Issuer pursuant to this Agreement; (iii) the use or ownership of the Assets or the activities of or on behalf of the Buyer related to the Assets on and subsequent to the Closing Date (solely to the extent not arising from acts or omissions occurring prior to the Closing Date); (iv) Buyer’s portion of any Transfer Taxes pursuant to Section 2.2.2; and (v) any Assumed Liabilities.
8.3Adjustment to Purchase Price for Tax Purposes. The Parties shall treat any indemnity payment made under this Agreement pursuant to this Article 8 as an adjustment to the Purchase Price for all Tax purposes to the maximum extent permitted by applicable law. No party shall take any position on any Tax Return or filing, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable law.

9.MISCELLANEOUS

9.1Allocation of Purchase Price. Schedule 9.1 sets forth the allocation agreed to by Seller and Buyer of the Purchase Price and Assumed Liabilities among the Assets being transferred by Seller to Buyer for purposes of determining the income tax consequences of the transactions contemplated by this Agreement. The Parties intend that Schedule 9.1 conform to the requirements of Section 1060 of the Internal Revenue Code, and they agree to be bound thereby

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and to act in accordance with it in the preparation and filing of Tax Returns (including Internal Revenue Service From 8594 and any exhibits thereto), information returns, schedules or other filings made with the Internal Revenue Service or other Governmental Authorities. Any adjustments to the Purchase Price pursuant to Section 2.3 or Article 8 shall be allocated in a manner consistent with this Section 9.1 and Schedule 9.1. Each Party shall promptly notify the other of any challenge by any Governmental Authority to any allocation pursuant to this Section 9.1.

9.2Confidentiality. No party hereto shall issue a press release or otherwise publicize the Agreement or transactions contemplated hereby or otherwise disclose the nature or contents of this Agreement until the Closing has occurred. From and after Closing, any such press release or other public announcement shall not be issued without the written approval of Buyer (which such approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by law or any applicable listing agreement with a national securities exchange as determined in the good-faith judgment of the party or affiliate of a party proposing to make such release or communication (in which case, such party or affiliate of a party shall not issue or cause the publication of such press release or other public announcement without providing the other parties a reasonable opportunity to review and comment upon such press release or other public announcement).

9.3Expenses. Each party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred. In the event of any legal action to enforce any of the obligations set forth in the Agreement, the prevailing party shall be entitled to recover costs and reasonable legal fees.

9.4Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by email, or five days after the date of mailing if mailed by first class mail, registered or certified, postage prepaid. Notices shall be addressed as follows:

If to Issuer or Buyer:    GrowGeneration Corp. and
            GrowGeneration Michigan Corp.
            ATTN: Darren Lampert
    930 W 7th Ave, Suite A
    Denver, CO 80204

with a copy to        Robinson + Cole
            ATTN: Mitchell Lampert
            1055 Washington Boulevard
            Stamford, CT 06901

If to Seller:        HGS Southfield, LLC
            c/o HGS HOLDINGS, LLC

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ATTN: Rocky Shaeena
            2238 Auburn Road
            Shelby Township, MI 48317

with a copy to:        Elia Law, PLLC
ATTN: Salam Elia
550 West Merrill Street, Suite 100
Birmingham, MI 48009

or to such other address as a party has designated by notice in writing to the other party in the manner provided by this section.

9.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without respect to its conflict of laws principles.

9.6Successors and Assigns. This Agreement and Exhibits and the rights of the parties hereunder and thereunder may not be assigned by any party without the prior written consent of the other parties, and shall be binding upon and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Buyer, Issuer and the Seller, respectively.

9.7Entire Agreement; Counterparts. This Agreement, together with the schedules and Exhibits hereto, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof or thereof, whether written or oral, are superseded and replaced by this Agreement. This Agreement may be executed in two or more counterparts (including those delivered by facsimile or other electronic means), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.8Amendment. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto.

9.9Waiver. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.10Schedules and Exhibits. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part of this Agreement.

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9.11Partnership. The relationship of the parties is that of “buyer”, “issuer” and “seller,” and nothing contained herein shall be deemed to create a partnership or joint venture between or among the parties.

9.12Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement and its Exhibits, including the confidentiality obligations set forth in this Agreement or in any other agreement between any of the parties hereto. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, covenants and agreements of other parties contained in this Agreement. An action for specific performance must be commenced within ninety (90) calendar days from the other party’s breach of this Agreement (beyond the cure period), and failure to commence an action within the ninety (90) day period shall be deemed to have the non-breaching party waived its right to specific performance/injunctive relief.

9.13Severability. If any provision of this Agreement or any Exhibit or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof and thereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement or Exhibit, as applicable, shall be severable.

9.14Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.
9.15Further Assurances. The parties shall, at any time from and after the Closing, upon the request of any other party and without further consideration, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, instruments, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to evidence and make effective the transactions contemplated by this Agreement, including to transfer, convey, grant, and confirm to and vest in Buyer good title to all of the Assets, free and clear of all Liens (other than Permitted Liens).

9.16Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of the federal and state courts of the County of Oakland, Michigan, for the purposes of any action, proceeding, suit, or claim arising out of this Agreement. Each party agrees to commence any such action, proceeding, suit, or claim in the state or federal courts of the County of Oakland, Michigan. Each party irrevocably and unconditionally waives any objection to the laying of

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venue of any action, proceeding, suit, or claim arising out of this Agreement or the transactions contemplated hereby in the state or federal courts of the County of Oakland, Michigan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding, suit, or claim brought in any such court has been brought in an inconvenient forum.
9.17Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:
(a)The Buyer shall prepare and timely file all Tax Returns with respect to Property Taxes relating to the Assets for the Straddle Period.  The Buyer will provide such Tax Returns for the Straddle Period to the Seller at least fifteen (15) days before the due date for filing of any such Tax Returns for its review and comment (and the Buyer shall consider all reasonable comments of Seller in good faith).   The Buyer shall pay and discharge all Taxes shown to be due on such Tax Returns for the Straddle Period, subject to the indemnification rights of the Buyer under Section 8.1.  No later than ten (10) business days prior to the due date of such Tax Return, the Seller shall pay to the Buyer the amount of Taxes shown due on such Tax Return which is attributable to the pre-Closing portion of the Straddle Period.
(b)Seller shall include the income of the Business on Seller’s federal, state, and local income tax returns for all periods (or portions thereof) ending on or prior to the Closing Date and pay any federal, state, and local income taxes attributable to such income.
(c)Buyer shall include the income of the Business after the Closing Date on Buyer’s federal, state, and local income tax returns for all periods (or portions thereof) commencing after the Closing Date (provided that the Closing shall have occurred) and pay any income taxes attributable to such income.
(d)The amount of real property, personal property, and similar taxes (not based on income, profits or gains) relating to the Assets (“Property Taxes”), and any Tax refunds relating to such Property Taxes, attributable to the pre-Closing portion of any Straddle Period shall be determined based upon the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period, in each case over the total number of days in such Straddle Period. For any Taxes other than Property Taxes (such as franchise Taxes, Taxes that are based upon or related to income or receipts or net income, Taxes based upon production or occupancy or imposed in connection

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with any sale or other transfer or assignment of property) for a Straddle Period the amount of any such Taxes attributable to the pre-Closing portion such Straddle Period shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period. Notwithstanding any provision in this Agreement to the contrary, the Buyer shall not be required to make any payment or disbursal to Seller or any Governmental Authority relating to any Taxes attributable to the Assets or the Business for a taxable year (or portion thereof) ending on or before the Closing Date. Each party agrees to cooperate with each other party in paying or reimbursing their respective Tax obligations in accordance with this Section 9.17.
(e)The Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in preparing and filing Tax Returns with respect to the Assets and the Business, including providing complete and accurate records concerning the Tax basis of the Assets and such other information as may be reasonably necessary with respect to the preparation and filing of such Tax Returns, and in connection with any audit or other proceeding with respect to Taxes related to the Assets or the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit or other proceeding.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the Effective Date.

SELLER:                     BUYER:

HGS SOUTHFIELD, LLC                GROWGENERATION MICHIGAN                                CORP.

By:                             By:
Rocky Shaeena, Member                 Darren Lampert, CEO

ISSUER:
PRINCIPALS:
GROWGENERATION CORP.

_______________________                By:
Rocky Shaeena                          Darren Lampert, CEO

________________________
Tony Allos

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